Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2015 Share Incentive Plan of Atlassian Corporation of our reports dated August 14, 2026, with respect to the consolidated financial statements of Atlassian Corporation and the effectiveness of internal control over financial reporting of Atlassian Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
August 14, 2026